[GRAPHIC OMITTED][GEHL COMPANY LOGO]

Gehl Company	Tel: 262/334-9461
143 Water Street	Fax: 262/334-6603
P.O. Box 179	http://www.gehl.com
West Bend, WI 53095-0179
USA

Contact:
Kenneth Hahn
Chief Financial Officer
262-334-6632

News Release

GEHL COMPANY PRE-ANNOUNCES SECOND QUARTER RESULTS

        WEST BEND, WI, July 21, 2004 – Gehl Company (NASDAQ NM: GEHL), a worldwide distributor and manufacturer of compact construction and agricultural equipment, today said that for the second consecutive quarter, increases in sales and net income were stronger than anticipated, improving the outlook for the remainder of the year. While the Company is still finalizing its review of the results for the second quarter, net sales for the quarter are expected to be approximately 40% higher than the comparable period of last year, with such increase applicable to both the Agricultural and Construction segments. The Company also indicated that it expects net income for the quarter to be in the range of $.68 to $.69 per diluted share as compared with $.42 per diluted share in the 2003 second quarter. Based on the strong first half performance, the Company will update the full year earnings guidance when it issues its second quarter earnings release next week.

Forward Looking Statements

        Certain statements included in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. When used in this press release, words such as the Company “believes,” “anticipates,” “expects”, “estimates” or “projects” or words of similar meaning are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those anticipated as of the date of this press release. Factors that could cause such a variance include, but are not limited to, unanticipated issues related to the finalization of results for the second quarter ended June 26, 2004. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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Gehl Company
GEHL COMPANY PRE-ANNOUNCES SECOND QUARTER RESULTS
July 21, 2004

About Gehl Company

        Gehl Company (Nasdaq NM: GEHL) is a manufacturer of compact equipment used worldwide in construction and agricultural markets. Founded in 1859, the Company is headquartered in West Bend, WI, with manufacturing facilities in West Bend, WI; and Madison and Yankton, SD. The Company markets its products under the Gehl ® and Mustang ® brand names. Mustang product information is available on the Mustang Manufacturing website (www.mustangmfg.com). CE Attachments, Inc. information is available at (www.ceattach.com). Gehl Company information is available at (www.gehl.com) or contact: Gehl Company, 143 Water Street, West Bend, WI 53095 (telephone: 262-334-9461).